NEWS RELEASE

EVEREST GROUP, LTD.
Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Contacts
Media: Dawn Lauer                             Investors: Matt Rohrmann
Chief Communications Officer                        Head of Investor Relations
908.300.7670                                908.604.7343

Everest Announces Board Leadership Transition

HAMILTON, Bermuda -- (BUSINESS WIRE) – March 24, 2025 – Everest Group, Ltd. (NYSE: EG), a global underwriting leader providing best-in-class property, casualty and specialty insurance and reinsurance solutions, announced that Joseph V. Taranto, current Board Chair, will retire from the role when his term expires in May. Mr. Taranto has served as Chairman of Everest’s Board since 1994 and as Chief Executive Officer from 1994 through 2013.

The Company also announced John Graf, current independent board member since 2016, and non-Executive Vice Chairman of Global Atlantic Financial Group, has been nominated by the Board for election to succeed Mr. Taranto as Chair at the May 2025 Annual Shareholders Meeting.

“We are deeply grateful for Joe’s steadfast leadership and commitment to Everest over several decades,” said Jim Williamson, Everest President and CEO. “Under Joe’s guidance, Everest has grown into a global P&C market leader with significant value potential. Looking to the future, we are delighted to nominate John to build on this strong foundation. John is a proven asset to our Board, providing experience and insight that supports Everest’s next chapter and our strategy to deliver exceptional service and shareholder returns.”

“I have had the privilege of steering Everest through many facets of growth and milestones including its early evolution as a public company and its expansion into key global insurance markets,” said Mr. Taranto. “I want to thank my esteemed fellow directors, as well as Jim and his management team, for their dedication and partnership over the years. I am confident that Everest is positioned with the right talent and platform for a new era of opportunity and continued success in the future.”

About Everest

Everest is a global underwriting leader providing best-in-class property, casualty, and specialty reinsurance and insurance solutions that address customers’ most pressing challenges. Known for a 50-year track record of disciplined underwriting, capital and risk management, Everest, through its global operating affiliates, is committed to underwriting opportunity for colleagues, customers, shareholders, and communities worldwide.

Everest common stock (NYSE: EG) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestglobal.com.